Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Central Federal Corporation on Form S-3 of our reports dated March 15, 2017, on our audits of the consolidated financial statements of Central Federal Corporation as of December 31, 2016 and 2015, and for each of the two years ended December 31, 2016, which report is included in the Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

November 16, 2017